Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CRH Medical Corporation

We consent to the use of our report, dated February 22, 2017, with respect to the consolidated financial statements of CRH Medical Corporation included in this annual report on Form 40-F.

We also consent to the incorporation by reference of such report in the Registration Statements (File No. 333-206945 and File No. 333-206946) on Form S-8 of CRH Medical Corporation.

Chartered Professional Accountants

March 30, 2017

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.